Exhibit 21.1

Subsidiaries

Entity	Jurisdiction of Organization
Lindblad Expeditions, LLC	Delaware

Lindblad Maritime Ventures, Inc.	Delaware

Lindblad Maritime Enterprises, Ltd.	Cayman Islands

Natural Habitat, Inc.	Colorado

LEX Quest LLC	Nevada

LEX Venture LLC	Nevada

SPEX Sea Bird Ltd.	Nevada

SPEX Sea Lion Ltd.	Nevada

Lindblad Global Trading, Inc.	New York

LEX Explorer LLC	Nevada

SPEX Calstar LLC	Nevada

LEX Endurance Ltd.	Cayman Islands

LEX Galápagos Partners I LLC	Nevada

LEX Galápagos Partners II LLC	Nevada

LEX Galápagos Partners III LLC	Nevada

LEX Galapagos Partners IV LLC	Nevada

Fillmore Pearl Holding, Ltd	Cayman Islands

NAVILUSAL Cia. Ltda.	Ecuador

Marventura de Turismo Cia. Ltda.	Ecuador

Metrohotel Cia. Ltda.	Ecuador

OceanAdventures S.A.	Ecuador

Torcatt Enterprises Limitada	Costa Rica

Fillmore Pearl (Cayman) II, Ltd.	Cayman Islands

Lindblad Bluewater II Limited	Cayman Islands

LEX Esprit Ltd.	Cayman Islands

Off the Beaten Path, LLC	Montana

DuVine Cycling and Adventure Co.	Massachusetts

BTA Europe SARL	France

Classic Journeys, LLC	California

WTA1, LLC	Delaware

WTA2, LLC	Delaware

Wineland-Thomson Adventures, LLC.	Massachusetts

Nature Discovery Limited	Tanzania

Thomson Safaris Limited	Tanzania

Ngorongoro Safari Lodge Limited	Tanzania

Natural Habitat Safaris East Africa Limited	Kenya

Safari Services East Africa Ltd	Kenya

The Leleshwa Safari Company Ltd	Kenya

Leleshwa Safari Company (Tanzania) Ltd	Tanzania